Exhibit 10.11

THIS DEED is dated March 31, 2008

BETWEEN:

(1)	BGC BROKERS L.P., a limited partnership registered in England with number LP011453 whose registered office is at One Churchill Place, Canary Wharf, London E14 5RD (the “Employer”) and

(2)	SHAUN D. LYNN [Address Omitted] (“You”)

WHEREAS

(A)	The parties agree that the terms of your employment are set out below (the “Contract”) and in the attached terms and conditions (which are incorporated by reference, the “Terms & Conditions”), together referred to as this “Agreement”.

(B)	BGC Partners, Inc., the indirect parent company of the Employer, will be merging with and into eSpeed, Inc. to create a new Combined Company (as defined in the Special Proxy Statement dated 11 February 2008, relating to the merger between BGC Partners, Inc. and eSpeed Inc. (the “Proxy Statement”)) to be known as BGC Partners, Inc. (the “Merger”).

1.	Commencement of Employment

(a)	Your employment under this Agreement will commence forthwith upon the closing of the Merger (the “Commencement Date”).

(b)	Subject to clause 6(a) of this Agreement, your employment is for an initial period of six years from the Commencement Date, (the “Initial Period”). Thereafter (subject to the other provisions in this Agreement, including, without limitation, clause 6(a)) it shall be extended automatically for successive periods of one year (each, a “Renewal Period”), on the same terms and conditions as contained in this Agreement, from the end of the Initial Period or the end of any subsequent Renewal Period, as appropriate, unless notice of termination is given pursuant to clause 1(c).

(c)	Either you or the Employer may give notice to the other in writing to terminate the Agreement, such notice to be given not more than 53 weeks and not less than 52 weeks prior to the end of the Initial Period or a Renewal Period (as appropriate). The notice shall terminate your employment on the expiry of the Initial Period or the Renewal Period (as appropriate).

(d)	You acknowledge and warrant that this Agreement constitutes the entire agreement and understanding between you and the Employer. This Agreement supersedes, and is in substitution of, any previous contract of employment between you and the Employer or any Associated Company. Your period of continuous employment with the Employer commenced on 23 May 1989.

2.	Job Title, Role, Duties, Place and Hours of Work

(a)	You will be employed as President of BGC Brokers, L.P. and shall also hold the position of President of BGC Partners, Inc. or such other capacity as the Employer may reasonably require. You will report initially to the Chairman and/or CEO of BGC Partners, Inc.

(b)	Your duties shall include overseeing the active growth and management of the Business (as defined in the attached Terms and Conditions).

(c)	You shall accept (if offered) appointment as a statutory director of the Employer or any Associated Company and resign any such appointment if requested by the Board without any claim for damages or compensation.

(d)	In the event that you shall refuse to comply with the terms of clause (c) above within a reasonable period of being requested to do so, you hereby irrevocably appoint the Employer to be your attorney to execute and do any such instrument or thing and generally to use your name for the purpose of giving the Employer or any Associated Company or their nominee the full benefit of clause 2 (c) above.

(e)	Your normal hours of work will be 7.15am to 5.30pm on Monday to Friday, subject to paragraph 2.2 of the Terms & Conditions and therefore for the avoidance of doubt you shall work such hours and travel as may reasonably be required for the proper performance of your duties.

(f)	You will be employed to work for the Employer (or to be on secondment with an Associated Company) in the offices based in London or such other offices of the Employer or an Associated Company as it or they may reasonably require in the UK or abroad (Europe, Asia-Pacific or the US).

(g)	You shall devote the whole of your time and attention, endeavours and abilities to promoting the interests and reputation of the Employer and (i) you shall not engage in any activity which may be or may become in the reasonable opinion of the Chairman of the Employer harmful to or contrary to the interests of the Employer or any Associated Company, (ii) you shall well and faithfully serve the Employer, (iii) you shall maintain the highest standards of integrity, honesty and fair dealing in your work for the Employer.

3.	Compensation

(a)

You will be paid a base salary of US$1,000,000 per annum (“Salary”) which shall be subject to annual review by the compensation committee. Your salary shall accrue from day to day and be payable monthly in arrears on or about the 21st of each month directly into your nominated bank or building society account. Your salary shall be inclusive of any director’s fees payable under the articles of association or equivalent of the Employer or any Associated Company. Your salary shall be reviewed by the Compensation Committee of BGC Partners, Inc. (the “Compensation Committee”) annually. The Employer is under no obligation to award an increase following a salary review. There will be no review of the salary after notice has been given by either party to terminate employment under this Agreement.

(b)	Subject to the satisfactory achievement by you of such performance goals as may be established by the Compensation Committee in its absolute discretion from time to time and Sections 9.2 and 10.3 of the attached Terms and Conditions, the Employer shall pay you a target cash bonus for each bonus year during the term of this Agreement in the amount of 300% of your base salary. In the first bonus period following the Merger, the amount of such bonus shall be reduced by the amount of any bonus paid to you for such period prior to the Merger. You will not be entitled to any bonus if, on the date allotted for payment of the bonus, you are in fundamental breach of any provision of this Agreement (whether or not the Employer shall have accepted such breach) other than if prior to the date of payment you have been dismissed by the Employer in circumstances that amount to a fundamental breach of contract by the Employer as determined by a court of competent jurisdiction.

(c)	The bonus year for payments made under this Agreement is the fiscal year of the Employer or such other twelve-month period as shall be determined by the Employer in accordance with its then current practices and accounting policies (provided that in the year 2008 the fiscal year shall end on 31 December 2008) but in each case payment of the bonus shall be made no later than 60 days after the end of the Employer’s fiscal year.

(d)	Notwithstanding any other provision of this Agreement, a proportion of any cash bonus or other remuneration awarded in any bonus year may, as determined in the sole and absolute discretion of the Employer, consist of (rather than cash) a contingent non-cash grant, subject to the terms of the grant document(s) under which such non-cash grant was awarded, including any vesting and cancellation provisions and restrictive covenants contained therein, provided always that the first $1 million of any bonus to which you are entitled shall be comprised of cash. For the avoidance of doubt, any cash bonus paid in respect of the period prior to the Merger shall be included in determining such $1 million amount.

4.	Benefits

In addition to your monetary remuneration, you may be eligible to participate in the benefits schemes set out in paragraph 3 of the Terms & Conditions.

5.	Early Termination

You are referred to the additional provisions in the Terms & Conditions.

6.	Change of Control

(a)

If there is a Change of Control of the Employer (as defined below) at any time during the term of this Agreement (where relevant, as extended), the Employer or the individual or entity which acquires control of the Employer (the “Continuing Company”) will be required within 60 days of the Change of Control to elect by notice in writing to you either (i) to continue your employment and extend the term of your employment under this Agreement for a period of three years from the date the Change of Control took effect (if the remaining term of this Agreement as of such date is less than three years) or (ii) to terminate your employment forthwith.

(b)	If the Continuing Company opts to extend the term of your employment under this Agreement then you shall receive within thirty (30) days of its election to extend the term an amount equal to your aggregate compensation under this Agreement for the most recent full fiscal year (the “Aggregate Compensation Amount”) in addition to any other compensation that you may be entitled to under this Agreement. In addition, if as of the second anniversary of the Change of Control you are still employed by the Continuing Company (or if you are not employed on such second anniversary date solely as a result of dismissal by the Continuing Company in circumstances that amount to a fundamental breach of contract by the Continuing Company as determined by a court of competent jurisdiction) and have not materially breached this Agreement, you shall receive an additional payment of the Aggregate Compensation Amount within thirty (30) days of such second anniversary.

(c)	If the Continuing Company elects to terminate your employment under clause (a) above, you will be entitled to receive within thirty (30) days of such election two times your total aggregate compensation under this Agreement for the most recent full fiscal year in full and final settlement of all and any claims that you may have against the Employer, the Continuing Company and/or any Associated Company pursuant to your employment under this Agreement and/or its termination.

(d)	Any payment under this Section 6 shall be made in cash and non-cash consideration in the same proportions as the Aggregate Compensation Amount, provided that to the extent any non-cash grant or award contains vesting or any analogous provisions based on continued employment by the Continuing Company, such provisions shall not extend beyond the then remaining term of this Agreement, and provided, further, that in the event you fail to satisfy such vesting conditions solely as a result of dismissal by the Continuing Company in circumstances that amount to a fundamental breach of contract by the Continuing Company as determined by a court of competent jurisdiction, such non-cash grant or award shall vest immediately.

(e)	In each case you will receive full vesting of all stock options and restricted stock units of BGC Partners, Inc. (unless otherwise provided in the applicable award agreement) and welfare benefit continuation for two years and a pro rata bonus for the year of termination.

(f)	For purposes of this Agreement, a “Change of Control of the Employer” shall occur in the event that and on the date that BGC Partners, Inc. is no longer controlled by Cantor Fitzgerald, L.P. or a person or entity controlled by, controlling or under common control with Cantor Fitzgerald, L.P.

7.	General

(a)	This Agreement shall be governed by and construed in accordance with English law. The parties hereby submit to the exclusive jurisdiction of the English courts as regards any claim or matter arising out of or in connection with this Agreement.

(b)	For the definition of Associated Company, please refer to paragraph 1 of the Terms & Conditions.

(c)	This Agreement constitutes a contract between you and the Employer save that it shall not be binding and enforceable unless or until executed by the representative of the Employer set out below. This Agreement may be executed in any number of counterparts, each of which shall be considered an original, but all of which counterparts shall be deemed to be one and the same document. Parties may execute this Agreement by signatures obtained through facsimile or email, and those signatures may be relied upon by the other party as valid as if they were signed in the presence of the other party.

(d)	In the event of a discrepancy between the terms set out in this Contract and the Terms & Conditions and/or any employee handbook in force from time to time (the “Employee Handbook”), the terms set out in this Contract shall prevail.

Please execute and return both of the enclosed copies of this Contract and the Terms & Conditions as confirmation that you have received and accepted these terms. One copy of each will be returned to you after signature of the Contract on behalf of the Employer and the other copy of each will be placed on your Personnel file.

This document has been executed as a deed and is delivered and takes effect on the date stated at the beginning of it.

Executed as a deed by

[BGC BROKERS L.P.]

acting by its general partner

BGC BROKERS GP Limited

acting by [NAME OF DIRECTOR], a director and [NAME OF SECRETARY], the secretary OR [NAME OF DIRECTORS], two directors

/s/ Howard W. Lutnick	/s/ Stephen M. Merkel

[SIGNATURES OF ONE DIRECTOR AND THE COMPANY SECRETARY OR TWO DIRECTORS OF CORPORATE GENERAL PARTNER]

Signed as a deed by SHAUN D. LYNN	/s/ Shaun D. Lynn
[SIGNATURE OF SHAUN D. LYNN]

in the presence of [NAME OF WITNESS]

[SIGNATURE OF WITNESS]

[NAME, ADDRESS [AND OCCUPATION] OF WITNESS]

[Signature page to Employment Agreement, dated March 31, 2008, between BGC Brokers, L.P. and Shaun D. Lynn]